      As filed with the Securities and Exchange Commission on June 1, 2001

                                                   Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   NYFIX, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   NEW YORK                                     06-134488
(State or other jurisdiction of incorporation)     (I.R.S. Employer Identification No.)

           333 LUDLOW STREET
         STAMFORD, CONNECTICUT                                   06902
(Address of principal executive offices)                       (Zip Code)

                       ----------------------------------

                        NYFIX, INC. AMENDED AND RESTATED
                1991 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                            (Full title of the plan)

                       ----------------------------------

                               RICHARD A. CASTILLO
                             CHIEF FINANCIAL OFFICER
                                   NYFIX, INC.
                                333 LUDLOW STREET
                              STAMFORD, CONNECTICUT
                    (Name and address of agent for service)

                                 (203) 425-8000
          (Telephone number, including area code, of agent for service)

                                 WITH A COPY TO:
                              ROBERT L. FROME, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                    505 PARK AVENUE, NEW YORK, NEW YORK 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================

                                                                    PROPOSED           PROPOSED
                                                                     MAXIMUM           MAXIMUM
                   TITLE OF                        AMOUNT           OFFERING          AGGREGATE        AMOUNT OF
                  SECURITIES                       TO BE              PRICE            OFFERING       REGISTRATION
               TO BE REGISTERED               REGISTERED(1)(2)    PER SHARE(3)         PRICE(3)          FEE(3)
--------------------------------------------------------------------------------------------------------------------------

Common Stock, par value, $.001 per share         1,000,000           $26.25          $27,594,217       $6,898.55

--------------------------------------------------------------------------------------------------------------------------

(1)         Pursuant to Rule 416, the  registration  statement  also covers such indeterminate  additional  shares  of  Common  Stock  as may  become issuable  as a result  of any  future  anti-dilution  adjustment  in accordance  with the terms of the  Amended and  Restated  1991 Stock
            Option Plan (the "1991 Plan").
(2)         The number of shares  available  for the grant of options  under the
            1991 Plan has been increased from 5,625,000 to 6,625,000.
(3)         Pursuant to Rule 457(h),  the offering  price per share,  solely for the purpose of  determining  the  registration  fee, is based on the
            average  of  the  high  and  low   prices  of  $27.00  and   $25.50,
            respectively,  of the  Company's  Common  Stock as  reported  by the
            Nasdaq  Stock  Market  ("Nasdaq")  on May 30,  2001.  The  aggregate offering  price  includes (i) an  aggregate  of 768,124  shares with respect to which options have been granted under the 1991 Plan at an average  exercise  price of $28.00 per share and (ii) an  additional
            231,876  shares which may be offered  under the 1991 Plan at a price equal to the price per share set forth in the immediately  preceding sentence.

            Pursuant to Rule 429, the prospectus included herein relates to the shares of Common Stock being registered in this Registration Statement as well as the shares of Common Stock previously registered under Registration Statement
No. 33-85522 and Registration Statement No. 333-95285.

                                EXPLANATORY NOTES

            On October 19, 1994, NYFIX, Inc. (formerly known as Trinitech
Systems, Inc.) (the "Company") filed a Registration Statement on Form S-8
(Registration No. 33-85522) registering 1,500,000 shares (the "Original Shares")
of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable upon exercise of options granted by the Company under the 1991 Plan.

            At the Company's annual meeting of shareholders on June 7, 1999, the shareholders approved an increase of 1,000,000 shares of Common Stock (the
"Additional Shares") available under the 1991 Plan from 1,500,000 to 2,500,000.
On November 15, 1999, the Company effected a 3-for-2 stock split, which automatically adjusted the number of Original Shares to 2,250,000 and the number of Additional Shares to 1,500,000, for an aggregate of 3,750,000 shares of
Common Stock under the 1991 Plan.

            On January 21, 2000, the Company filed another Registration
Statement on Form S-8 (Registration No. 333-95285) registering the 1,500,000
Additional Shares that were added to the 1991 Plan. On April 4, 2000, the
Company effected a second 3-for-2 stock split, which adjusted the number of shares covered by the two registration statements from an aggregate of 3,750,000 shares to 5,625,000 shares.

            At the Company's annual meeting of shareholders on June 5, 2000, the shareholders approved an additional increase of 1,000,000 shares of Common Stock available under the 1991 Plan from 5,625,000 to 6,625,000. The Company has prepared this Registration Statement in accordance with the requirements of Form
S-8 under the Securities Act of 1933, as amended (the "Securities Act"), to register such additional 1,000,000 shares of Common Stock.

            This Form S-8 includes a Reoffer Prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 2,187,749 shares of Common Stock acquired pursuant to the Plan by selling shareholders who may be deemed an
"affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

            The Company will provide documents containing the information specified in Part 1 of Form S-8 to employees as specified by Rule 428(b)(1)
under the Securities Act. Pursuant to the instructions to Form S-8, the Company is not required to file these documents either as part of this Registration
Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                   PROSPECTUS

                                2,187,749 SHARES
                                   NYFIX, INC.
                          COMMON STOCK, $.001 PAR VALUE

            This prospectus relates to the reoffer and resale by certain selling shareholders of shares of our common stock that were issued or may be issued by us to the selling shareholders upon the exercise of stock options granted under our Amended and Restated1991 Incentive and Nonqualified Stock Option Plan. We
previously registered the offer and sale of the shares to the selling shareholders. This prospectus also relates to certain underlying options that have not as of this date been granted. If and when such options are granted to persons required to use this prospectus to reoffer and resell the shares underlying such options, we will distribute a prospectus supplement. The shares are being reoffered and resold for the account of the selling shareholders and we will not receive any of the proceeds from the resale of the shares.

            The selling shareholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the
Nasdaq National Market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See
"Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus.

            Our common stock is traded on the Nasdaq National Market under the symbol "NYFX." On May 30, 2001, the closing price for the Common Stock, as reported by the Nasdaq National Market, was $26.04.

                          ---------------------------

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.

                          ---------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
             SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 1, 2001.

            Unless  otherwise  indicated,  all references in this  prospectus to
"NYFIX," "we," "us" and "our" refer to NYFIX, Inc., a New York corporation,  and our  subsidiary,  NYFIX  Overseas  Inc.,  formerly  known as  Trinitech  Systems
International  Inc.  References to NYFIX Millennium  refer to NYFIX  Millennium,
L.L.C, our affiliate.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a registration statement on Form S-8 with the SEC for our common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer to sell these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            You may read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at
Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;
Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade
Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington,
D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this prospectus and information that we file later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities
Exchange Act of 1934, as amended:

            (1)  Our Annual Report on Form 10-K for the year ended December 31,
                 2000;

            (2)  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

            (3)  The description of our common stock in our Registration
                 Statement on Form 8-A dated August 27, 1993.

                                      -1-

            You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at NYFIX, Inc., Stamford
Harbor Park, 333 Ludlow Street, Stamford, CT 06902, Attention: Chief Financial
Officer, telephone (203) 425-8000.

                                       -2-

                                  RISK FACTORS

            YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE
MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING CIRCUMSTANCES OCCUR, OUR
BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY
ADVERSELY AFFECTED. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD
DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

ANY SLOWDOWN OR FAILURE OF OUR COMPUTER SYSTEMS COULD CAUSE US TO LOSE REVENUES
AND CUSTOMERS AND SUBJECT US TO LIABILITY FOR CUSTOMER LOSSES.

            Our services depend on our ability to store, retrieve, process and manage significant databases and to electronically receive and process trade orders. Our systems or data centers could slow down significantly or fail for a variety of reasons, including undetected errors in our internal software programs or computer systems or heavy stress placed on our systems during peak trading times. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in demand for capacity.
However, we may not be able to accurately predict future volume increases or volatility and our systems may not be able to accommodate these demand increases or volatility without failure or degradation. In addition, our redundant systems or backup computer facility may not be able to protect us in the event of significant system failures. Any significant degradation or failure of our computer systems or any other systems in the clearing or trading processes could cause our broker-dealer customers and their customers to suffer delays in business processing, which could cause substantial losses to our broker-dealer customers and their customers, damage our reputation, increase our service costs, cause us to lose revenues and customers or divert our technical resources. We might not be able to defend ourselves adequately to enforce our contractual liability disclaimers in the event we are subjected to claims from our broker-dealer customers and their customers for losses, including litigation claiming fraud or negligence.

            Our electronic systems and data centers could be materially adversely affected by general power or telecommunications failures, computer viruses or natural disasters. They are also vulnerable to damage or failure due to human error and sabotage, both external and internal.

WE RELY ON MULTIPLE TELECOMMUNICATIONS CARRIERS FOR DATA DELIVERY. ANY
DISRUPTIONS TO THESE SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR
BUSINESS.

            We depend on the proper and timely function of complex
telecommunications systems maintained and operated by third parties, securities exchanges, clearing brokers and other data providers. Natural disasters or failures, or inadequate or slow performance of any of these systems could adversely affect our ability to provide our services. In addition, such disruptions

                                      -3-

could lead to the loss of customers, damage our reputation and negatively impact our revenues and profitability.

BECAUSE OUR OPERATING RESULTS FLUCTUATE FROM QUARTER TO QUARTER, THE PRICE OF
OUR COMMON STOCK MAY BE UNSTABLE.

            Our revenues, cost of revenues, operating expenses and results of operations have fluctuated in the past and will continue to fluctuate in the future on a quarterly basis due to a number of factors. Some factors may be outside of our control and could have a negative effect on our results of operations, such as:

o           the timing and size of purchase orders from our customers;

o           unexpected delays in introducing new or enhanced products;

o           changes in the costs of telecommunication circuits and costs of data center equipment; and

o           the timing and size of expenses, including expenses for research and development of new products. C

WE WERE UNPROFITABLE FROM OUR INCEPTION IN 1991 THROUGH 1998 AND WE MAY NOT
REMAIN PROFITABLE IN THE FUTURE.

            We commenced operations in June 1991 and incurred net losses through
1998. Although we have been profitable commencing in the first quarter of 1999 after introducing the NYFIX network, we cannot assure you that we will continue to successfully implement our business strategy and continue to maintain profitable operations.

WE FACE SUBSTANTIAL COMPETITION IN OUR INDIVIDUAL PRODUCT AREAS FROM COMPANIES
THAT HAVE LARGER AND GREATER FINANCIAL, TECHNICAL AND MARKETING CAPABILITIES,
WHICH MAY HINDER OUR ABILITY TO COMPETE SUCCESSFULLY.

            We operate in a highly competitive market. Certain of our
competitors may have:

o           longer operating histories;

o           significantly greater financial, technical and marketing resources;

o           more extensive customer bases; and

o           extensive knowledge of the industry.

                                      -4-

We expect competition to intensify in the future. Competitive pressures we face may reduce our market share and materially adversely affect our business, operating results and financial condition.

WE MAY EXPERIENCE DELAYS IN ENHANCING OUR EXISTING PRODUCTS AND SERVICES AND IN
DEVELOPING NEW PRODUCTS AND SERVICES, WHICH MAY AFFECT OUR COMPETITIVENESS AND
CAUSE US TO LOSE MARKET SHARE.

            Our competitiveness and ability to maintain or increase our market share will depend, in part, on our ability to develop, test, sell and support enhancements to our current and new products and services on a timely basis in response to changing customer needs, competition, market conditions, technological developments and emerging standards in the financial trading industry. Our failure to successfully adapt our products and services to this rapidly changing market could reduce our revenue and cause our operating results to suffer. We may not successfully identify new product opportunities or develop and bring new and enhanced products and services to the market in a cost-effective and timely manner. If we fail to release new products and upgrades on time or if they fail to achieve market acceptance, we may experience customer dissatisfaction, cancellation of orders and loss of customers and revenues.

WE MUST MANAGE OUR GROWTH IN ORDER TO ACHIEVE OUR BUSINESS OBJECTIVES.

            We have experienced a period of significant growth in our business that may place a strain upon our management systems and resources. We intend to continue to grow in the foreseeable future and to pursue existing and potential market opportunities. Our growth has placed, and will continue to place, significant demands on our management and operational resources, particularly with respect to:

o     recruiting, training, supervising and retaining skilled technical, marketing and management personnel in an environment where there is intense competition for skilled personnel;

o     implementing new and enhanced communications and information systems;

o     maintaining and expanding a cutting edge research and development staff;

o     expanding our sales and marketing efforts;

o     expanding our facilities and other infrastructure in a timely manner to accommodate a significantly larger workforce;

o     developing and managing a larger, more complex international organization;
      and

o     expanding our treasury and accounting functions.

                                      -5-

            In order to manage our growth effectively, we must also develop more sophisticated operational systems, procedures and controls. If we fail to develop these systems, procedures and controls on a timely basis, it could impede our ability to deliver products in a timely fashion and fulfill existing customer commitments and, as a result, our business, financial condition and operating results could be materially adversely affected. In addition, our revenue may not continue to grow at a pace that will support our planned costs and expenditures. To the extent that our revenue does not increase at a rate commensurate with these additional costs and expenditures, our results of operations and liquidity would be materially adversely affected.

OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES AND GROW OUR BUSINESS COULD BE
SIGNIFICANTLY IMPAIRED IF WE LOSE THE SERVICES OF KEY PERSONNEL.

            Our business is highly dependent on a number of key executive officers, including Peter K. Hansen, our Chief Executive Officer and President,
and Lars Kragh, our Chief Information Officer. The loss of the services of any of our key personnel could have a material adverse effect on our business and results of operations. Our future success will also depend on our ability to recruit, train and retain other qualified personnel. Competition for key personnel and other highly qualified technical and managerial personnel in our industry is intense.

WE RELY, IN PART, ON OTHERS TO SUPPLY THE UNDERLYING SOFTWARE AND SYSTEMS WE USE
TO PROVIDE OUR SERVICES. IF WE ARE UNABLE TO OBTAIN THIRD PARTY SUPPORT AND
DELIVERY ON A TIMELY AND RELIABLE BASIS, OUR ABILITY TO PERFORM SERVICES COULD
BE HINDERED AND THE RELATIONSHIPS WE HAVE WITH OUR CUSTOMERS COULD BE HARMED.

            We rely on a number of third parties to supply underlying software and systems, as well as equipment and related maintenance. If, in the future, enhancements or upgrades of third party software and systems cannot be integrated with our technologies or if the technologies on which we rely fail to respond to industry standards or technological changes, we may be required to redesign our proprietary systems. Software products may contain defects or errors, especially when first introduced or when new versions or enhancements are released. The inability of third parties to supply us with underlying software and systems on a reliable, timely basis could harm our relationships with our customers and our ability to achieve our projected level of growth.

OUR PRODUCTS MAY SUFFER FROM DEFECTS OR ERRORS, WHICH MAY HARM OUR REPUTATION OR
SUBJECT US TO PRODUCT LIABILITY CLAIMS.

            The products we offer are inherently complex. Despite testing and quality control, current versions, new versions or enhancements of our products may contain errors. Any errors, slowdown or failure in our products may harm our reputation or subject us to product liability claims. Significant technical challenges also arise with our products because our customers purchase and integrate them with a number of third party computer applications and software.
Such integration may not always be successful. Any defects or errors that are discovered after commercial release could result in the loss of revenue or delay in market acceptance of our products. Moreover, we could face higher development costs if our products contain undetected errors, or if we fail to meet our customers' expectations. Although we maintain general liability insurance

                                      -6-

coverage, this coverage may not continue to be available on reasonable terms or at all. In addition, a product liability claim, whether or not successful, could harm our business by increasing our costs and distracting our management.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

            We rely on trade secrets, copyright, trademark and patent law to protect our proprietary technology. We are currently exploring obtaining additional patents for some of our proprietary technology and know-how.
Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources and the attention of management, either of which could negatively affect our business.
Additionally, our failure or inability to enforce our intellectual property rights or protect our trade secrets could negatively impact our business prospects and/or our financial results.

CONDUCTING BUSINESS IN INTERNATIONAL MARKETS SUBJECTS US TO ADDITIONAL RISKS.

            For the year ended December 31, 2000 and the first three months ended March 31, 2001, approximately 11% and 19%, respectively, of our revenues were derived from our international operations. Thus, we are subject to risks inherent in doing business in international markets, including:

o     difficulties in recruiting and retaining personnel and managing international operations;

o     a high degree of costs associated with servicing smaller national markets;
      and

o     fluctuations in currency exchange rates.

Any of the above could affect the profitability of our international operations or hinder our ability to expand further internationally.

                        RISKS RELATED TO NYFIX MILLENNIUM

NYFIX MILLENNIUM HAS A LIMITED OPERATING HISTORY AND IF IT FAILS TO BECOME
PROFITABLE, WE MAY HAVE TO WRITE OFF OUR INVESTMENT IN NYFIX MILLENNIUM.

            NYFIX Millennium was formed in September 1999 and since that time has been in the development stage and has incurred aggregate net losses of
$11,346,000 through March 31, 2001, primarily in connection with development and start-up activities. Our investment in

                                      -7-

NYFIX Millennium involves a high degree of business and financial risks and could result in a write-off of our investment in NYFIX Millennium. NYFIX
Millennium's prospects must be considered in light of the risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business in an emerging and evolving industry. NYFIX Millennium may not be successful in its business, and profitability may never be attained.

NYFIX MILLENNIUM FACES SUBSTANTIAL COMPETITION THAT COULD MAKE IT DIFFICULT TO
GAIN MARKET SHARE AND HARM ITS FINANCIAL PERFORMANCE.

            The financial services industry is very competitive and we expect competition to intensify in the future. NYFIX Millennium faces competition from traditional stock exchanges, other ATSs and ECNs. Many financial service providers with which NYFIX Millennium competes are substantially larger than
NYFIX Millennium and have substantially greater financial, technical, marketing and other resources. Existing companies may seek to expand their own businesses to compete with NYFIX Millennium because of the ongoing growth of the securities markets, the interrelationship between information and trading, and the importance of technology in creating efficient trading systems. These potential competitors could include companies that enable customers to trade products and services other than securities, such as telecommunications capacity, as well as software companies, information and media companies, and other companies that are not currently in the brokerage business. NYFIX Millennium may not be able to compete effectively with its competitors.

NYFIX MILLENNIUM'S REVENUE AND GROWTH COULD BE ADVERSELY AFFECTED BY DECLINES IN
TRADING VOLUME IN THE SECURITIES MARKETS.

            NYFIX Millennium, as an ATS, will primarily generate its revenue by charging customers a fee for each trade passed through its system. The number of transactions that the NYFIX Millennium system handles generally corresponds directly to the volume of trading throughout the various securities markets.
Consequently, a widespread decline in overall trade volume in the securities markets could cause a decline in NYFIX Millennium's trading volume, resulting in stagnant or declining revenues.

THE SECURITIES BROKERAGE INDUSTRY IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.
IF NYFIX MILLENNIUM FAILS TO COMPLY WITH THESE REGULATIONS, IT MAY BE SUBJECT TO
DISCIPLINARY OR OTHER ACTION BY REGULATORY ORGANIZATIONS.

            The securities industry is subject to extensive regulation under both federal and state laws. In addition to these laws, NYFIX Millennium must comply with rules of the Securities and Exchange Commission (SEC), including
Regulation ATS, and The National Association of Securities Dealers, Inc. (NASD),
various stock exchanges, state securities commissions and other regulatory bodies charged with safeguarding the integrity of the securities markets and other financial markets and protecting the interests of investors participating in these markets. As a

                                      -8-

registered broker-dealer, NYFIX Millennium is subject to numerous regulations covering the securities business, including:

o  marketing practices;

o  capital structure, including net capital requirements;

o  record keeping; and

o  conduct of directors, officers and employees.

Any failure to comply with these regulations could subject NYFIX Millennium to censure, fines, the issuance of cease-and-desist orders or the suspension, and/or disqualification of its officers, directors or employees.

NYFIX MILLENNIUM'S COMPLIANCE AND RISK MANAGEMENT METHODS MAY NOT BE EFFECTIVE.

            NYFIX Millennium's ability to comply with regulations depends largely on the establishment and maintenance of an effective compliance system, as well as its ability to attract and retain qualified compliance personnel.
NYFIX Millennium could be subject to disciplinary or other actions due to claimed noncompliance with regulations in the future. If a claim of noncompliance is made by a regulatory authority, the efforts of the management of NYFIX Millennium could be diverted to responding to such a claim and NYFIX
Millennium could be subject to a range of possible consequences, including the payment of fines, civil lawsuits and the suspension of one or more portions of its business. In addition, its mode of operation and profitability may be directly affected by:

o  additional legislation;

o  changes in rules promulgated by the SEC, the NASD, the Board of Governors of the Federal Reserve System, the various stock exchanges or other self-regulatory organizations; or

o  changes in the interpretation or enforcement of existing laws and rules.

            In addition, NYFIX Millennium's status as a recognized ATS requires that its trade execution and communication systems be able to handle anticipated present and future peak trading volumes. If any of our systems and/or NYFIX
Millennium's systems become disabled, the ability to process trades and handle peak trading volumes will be compromised. The status of NYFIX Millennium as an
SEC registered broker-dealer and NASD member is conditioned, in part, on its ability to process and settle trades.

                                      -9-

                           FORWARD-LOOKING STATEMENTS

            This prospectus includes or incorporates by reference
forward-looking statements within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by words such as "may,"
"will," "should," "could," "expect," "plan," "anticipate," "believe,"
"estimate," "intend," "project," "seek," "predict," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

            The shares of common stock offered by this prospectus are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the shares of common stock will go to the shareholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock. We will, however, receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                                      -10-

                                   THE COMPANY

            We are a leading provider of electronic trading infrastructure and technologies to the professional trading segment of the brokerage community.
With our desktop solutions, stationary and wireless exchange floor systems, electronic automation systems and straight-through processing, we streamline data entry, routing and execution and eliminate many processing inefficiencies.
Our infrastructure, which consists of an extensive network of electronic circuits, links industry participants across equities and derivatives markets.
Our technology is being used by over 200 customers, many of which are the largest and most respected firms in the industry and we have entered into agreements with over 50% of the New York Stock Exchange (NYSE) member firms. We processed an average NYSE daily volume of 212 million shares in the first quarter of 2000, a number which has grown to 456 million shares in the first quarter of 2001, with daily volumes reaching as high as 843 million shares.

            Our products and services are broadly categorized into electronic trading infrastructure and applications and provide our customers a complete solution to enter, manage and route orders and execution data electronically.
The NYFIX network is a proprietary centralized electronic infrastructure linking various market participants to provide efficient, secure and reliable order routing. A single dedicated circuit between our customers and the NYFIX network enables connectivity to buyside and sellside institutions and major international exchanges and alternative execution venues such as electronic communication networks (ECNs) and alternative trading systems (ATSs). We also have developed and offer an integrated portfolio of modular desktop trading applications, exchange floor automation and exchange access applications for trading domestic and international equities, futures and options. Our outsourced application solutions reside upon our centralized system and are delivered through the NYFIX network. Our products and services operate using the industry standard Financial Information Exchange (FIX) protocol.

            We have been profitable since the first quarter of 1999 and have had nine quarters of increasing profitability. Our net income increased to
$5,676,000 in the year ended December 31, 2000 from a net loss of $2,234,000 in the year ended December 31, 1998. Our net income increased to $1,464,000 in the first quarter of 2001 from $764,000 in the first quarter of 2000. Our total revenues increased to $23,980,000 in the year ended December 31, 2000 from
$6,235,000 in the year ended December 31, 1998, representing a compound annual growth rate of 96%. Our total revenues increased 92% to $8,422,000 in the first quarter of 2001 from $4,380,000 in the first quarter of 2000. We principally derive our revenues from long-term subscriptions, product sales and services. In addition to developing our subscription revenues, we plan to develop transaction based revenues. We are well positioned to distribute order routing terminals in certain domestic and international market segments seeking more direct exchange and execution access and trade processing services in return for per share based transaction fees. We believe there is a substantial market for these types of transaction revenue streams. Our order routing connectivity capabilities and technology platform also enable us to support transaction revenue generation in our affiliate, NYFIX Millennium, of which we currently own 50% and have the option to purchase an additional 30%.

                                      -11-

            The large quantity of orderflow processed by the NYFIX network has uniquely positioned us to develop, together with our affiliate NYFIX Millennium, an ATS that functions similarly to an ECN in that it matches buy and sell orders. NYFIX Millennium can match either buy and sell orders or pass them through to the exchange or execution venue of the trader's choice, in real-time, which we believe is a unique feature and key differential from other ATSs and
ECNs that rely on captive order liquidity. NYFIX Millennium augments traditional auction markets by combining the electronic execution technology of an ECN with the liquidity of traditional primary markets. Institutional traders benefit from the order invisibility and anonymity provided by NYFIX Millennium, which eliminates the negative price impact associated with displaying large blocks of shares. We are currently focusing on generating a critical mass of orderflow from the NYFIX network to NYFIX Millennium.

            Our goal is to become the leading provider of real-time electronic trade entry, routing and execution solutions to the global financial services industry. To achieve this, we plan to:

            o increase the number of participants in the NYFIX network and continue to expand the suite of products and services available to our customers;

            o develop transaction revenue streams in NYFIX Millennium;

            o develop transaction revenue streams from our electronic trading infrastructure and technologies;

            o establish and expand orderflow through NYFIX Millennium and leverage strategic partnerships;

            o expand the universe of securities being traded through our network; and

            o continue to protect our customers' roles in the distribution market.

            Our headquarters are located at Stamford Harbor Park, 333 Ludlow
Street, Stamford, Connecticut, 06902 and our telephone number at that address is
(203) 425-8000. We also maintain operations in New York, Chicago and London. Our international operations are conducted through our subsidiary, NYFIX Overseas
Inc., formerly known as Trinitech Systems International Inc. We maintain a Web site at www.nyfix.com. Information contained on our Web site is not a part of this prospectus.

                                      -12-

                              SELLING SHAREHOLDERS

              This prospectus relates to the reoffer and resale of shares issued or that may be issued to the selling shareholders under the 1991 Plan. This prospectus also relates to such indeterminate number of additional shares of our common stock that may be acquired by the selling shareholders as a result of the anti-dilution provisions of the 1991 Plan.

                 The following table sets forth (i) the number of shares of common stock beneficially owned by each selling shareholder as of the date of this prospectus, (ii) the number of shares of common stock to be offered for resale by each selling shareholder and (iii) the number and percentage of shares of common stock that each selling shareholder will beneficially own after completion of this offering, assuming that all shares that may be offered for resale are sold and no other shares beneficially owned by the selling shareholders are also sold.

                                                     NUMBER OF                              NUMBER OF
                                                     SHARES OF           NUMBER OF         SHARES OF          PERCENTAGE OF
                                                    COMMON STOCK         SHARES OF        COMMON STOCK         OUTSTANDING
                                                    BENEFICIALLY          COMMON          BENEFICIALLY        COMMON STOCK
                                                   OWNED PRIOR TO       STOCK BEING        OWNED AFTER         OWNED AFTER
NAME                                                 OFFERING (1)        OFFERED (2)        OFFERING (3)       OFFERING (4)
-----                                                --------            -------            --------           --------

Peter K. Hansen .............................        2,444,663           1,338,125          1,569,038           5.8%
Carl E. Warden ..............................          721,440              45,000            676,440           2.6%
Lars Kragh ..................................          696,375             281,250            478,125           1.8%
Richard A. Castillo .........................           61,250             100,000                  0           0
George O. Deehan ............................            0 (12              30,000                  0           0
William J. Lynch ............................           10,000              30,000                  0           0
--------------------

*  Less than 1%

(1)       Unless otherwise indicated, we believe that all people named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted.

(2)       Consists of shares issuable upon the exercise of options both currently exercisable and not currently exercisable.

                                      -13-

(3)       Beneficial ownership of shares held by each selling shareholder after this offering assumes that each selling shareholder sold all of the shares it is offering in this prospectus but actually will depend on the number of shares sold by such selling shareholder in this offering.

(4)       Assumes a base of 25,577,818 shares of our common stock outstanding.

(5)       Includes warrants and options to purchase 56,250 and 763,125 shares, respectively, of our common stock held by Mr. Hansen, all of which are currently exercisable. Does not include 462,500 shares of our common stock issuable upon exercise of unvested options.

(6)       Includes (i) 763,125 shares of our common stock issuable upon exercise of currently exercisable options granted pursuant to the 1991 Plan,
          (ii) 462,500 shares of our common stock issuable upon exercise of unvested options granted pursuant to the 1991 Plan and (iii) 112,500 shares of our common stock already issued upon exercise of options granted pursuant to the 1991 Plan.

(7)       Includes 45,000 shares of our common stock issuable upon exercise of currently exercisable options granted pursuant to the 1991 Plan.

(8)       Includes 218,250 shares of our common stock issuable upon exercise of currently exercisable options. Does not include 63,000 shares of our common stock issuable upon exercise of unvested options.

(9)       Includes 218,250 shares of our common stock issuable upon exercise of currently exercisable options granted pursuant to the 1991 Plan and
          63,000 shares of our common stock issuable upon exercise of unvested options granted pursuant to the 1991 Plan.

(10)      Includes 16,250 shares of our common stock issuable upon exercise of currently exercisable options. Does not include 38,750 shares of our common stock issuable upon exercise of unvested options.

(11)      Includes (i)16,250 shares of our common stock issuable upon exercise of currently exercisable options granted pursuant to the 1991 Plan,
          (ii) 38,750 shares of our common stock issuable upon exercise of unvested options granted pursuant to the 1991 Plan and (iii) 45,000 shares of our common stock already issued upon exercise of options granted pursuant to the 1991 Plan.

(12)      Does not include 30,000 shares of our common stock issuable upon exercise of unvested options.

(13)      Includes 30,000 shares of our common stock issuable upon exercise of unvested options granted pursuant to the 1991 Plan.

                                      -14-

(14)      Includes 10,000 shares of our common stock issuable upon exercise of currently exercisable options. Does not include 20,000 shares of our common stock issuable upon exercise of unvested options.

(15)      Includes 10,000 shares of our common stock issuable upon exercise of currently exercisable options granted pursuant to the 1991 Plan and
          20,000 shares of our common stock issuable upon exercise of unvested options granted pursuant to the 1991 Plan.

                                      -15-

                              PLAN OF DISTRIBUTION

            This offering is self-underwritten. Neither the selling shareholders nor we have employed an underwriter for the sale of common stock by the selling shareholders. We will bear all expenses in connection with the preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the common stock. There can be no assurance that the selling shareholders will sell any or all of the shares of common stock offered by them under this prospectus or otherwise.

            At the time a selling shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

            The selling shareholders may offer for sale their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

            o    on any stock exchange on which the shares of common stock may be listed at the time of sale;
            o    in negotiated transactions;
            o    in the over-the-counter market; or
            o    in a combination of any of the above transactions.

            The selling shareholders may offer their shares of common stock at any of the following prices:

            o    Fixed prices which may be changed;
            o    market prices prevailing at the time of sale;
            o    prices related to such prevailing market prices; or
            o    at negotiated prices

            The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to particular broker dealers may be in excess of customary commissions.

            Any broker-dealer acquiring common stock from the selling
shareholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the Nasdaq
National Market or at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling shareholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be

                                      -16-

deemed to be "underwriters" within the meaning of Section 2(11) of the
Securities Act, and any commissions received by them and any profit on the resale of shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

            The selling shareholders reserve the right to accept, and together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

            We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

            The selling shareholders have represented to us that any purchase or sale of shares of our common stock by them will comply with Regulation M promulgated under the Exchange Act. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock (a
"Distribution") from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our common stock or any right to purchase our common stock, for a period of one business day before his or her participation in the distribution and ending on the completion of his or her participation in the distribution (we refer to that time period as the
"Distribution Period").

            During the Distribution Period, Rule 104 under Regulation M prohibits the selling shareholders and any other persons engaged in the
Distribution from engaging in any stabilizing bid or purchasing shares of our common stock except for the purpose of preventing or retarding a decline in the open market price of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the selling shareholders will be reoffering and reselling our common stock at the market,
Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

                                      -17-

                                  LEGAL MATTERS

            The validity of the shares of common stock offered by this prospectus has been passed upon for us by Olshan Grundman Frome Rosenzweig &
Wolosky LLP, 505 Park Avenue, New York, New York 10022. Certain partners of
Olshan Grundman Frome Rosenzweig & Wolosky LLP beneficially own shares of our common stock.

                                     EXPERTS

            The consolidated financial statements as of and for the year ended
December 31, 2000, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm, given on their authority as experts in accounting and auditing.

            The audited financial statements as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, included in this prospectus and elsewhere in the registration statement have been audited by
Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm experts in giving said reports.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC's opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                      -18-

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be a part of this Registration Statement and information that we file later with the SEC will automatically update and replace this information.
We incorporate by reference the following documents:

            (1)  Our Annual Report on Form 10-K for the year ended December 31,
                 2000;

            (2)  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001; and

            (3)  The description of our common stock in our Registration
                 Statement on Form 8-A dated August 27, 1993.

            All reports and other documents subsequently filed by the Company pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as
amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

ITEM 4.  DESCRIPTION OF SECURITIES

            Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

            Certain partners of Olshan Grundman Frome Rosenzweig & Wolosky LLP, our counsel, beneficially own shares of our common stock.

                                      II-1

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

            The Company was incorporated in New York. The New York Business
Corporation Law, or BCL, provides that if a derivative action is brought against a director or officer of a corporation, the corporation may indemnify him or her against amounts paid in settlement and reasonable expenses, including attorneys'
fees incurred by him or her, in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to the corporation. In a nonderivative action or threatened action, the
BCL provides that a corporation may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him or her in defending such action, if such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation.

            Under the BCL, a director or officer who is successful, either in a derivative or nonderivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the BCL are met. The indemnification provisions of the BCL are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the bylaws of a corporation or, when authorized by such certificate of incorporation or bylaws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification. The above is a general summary of certain provisions of the BCL and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the BCL.

            Section 726 of the BCL also contains provisions authorizing a corporation to obtain insurance on behalf of any director and officer against liabilities, whether or not the corporation would have the power to indemnify against such liabilities. We maintain insurance coverage under which our directors and officers are insured, subject to the limits of the policy, against certain losses, as defined in the policy, arising from claims made against such directors and officers by reason of any wrongful acts as defined in the policy, in their respective capacities as directors or officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

                                      II-2

ITEM 8.  EXHIBITS

         4.1   Composite Certificate of Incorporation of the Registrant.
               (Previously filed as Exhibit 3.1 to Registrant's Amendment No. 1 to Registration Statement on Form S-3 filed June 1, 2001, and incorporated herein by reference)
         4.2   By-Laws of the Registrant. (Previously filed as Exhibit 3.2 to
               Registrant's Registration Statement on Form 10 filed March 5,
               1993, and incorporated herein by reference)
         4.3   Amended and Restated 1991 Incentive Stock Option Plan of the
               Registrant. (Previously filed as Exhibit 10.3 to the Registrant's
               Annual Report on Form 10-KSB for the year ended December 31,
               1996, and incorporated herein by reference)
         4.4   Amendment No. 1 to Amended and Restated 1991 Incentive and
               Nonqualified Stock Option Plan. (Previously files as Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the year ended
               December 31, 2000, and incorporated herein by reference)
         4.5   Amendment No. 2 to Amended and Restated 1991 Incentive and
               Nonqualified Stock Option Plan. (Previously filed as Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the year ended
               December 31, 2000, and incorporated herein by reference)
         5.1   Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP,
               counsel to the Registrant, as to the legality of the securities being registered. *
         23.1  Consent of Deloitte & Touche LLP. *
         23.2  Consent of Arthur Andersen LLP. *
         23.3  Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP
               (contained in Exhibit 5.1). *
         24.1  Power of Attorney (included on signature page to this
               Registration Statement).
         -----------------

         *   Filed herewith.

                                      II-3

ITEM 9.  UNDERTAKINGS.

         (a)   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the
         Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d)
         of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) Insofar as indemnification for liabilities arising under the
         Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding)
         is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-4

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 1st day of
June, 2001.
                                 NYFIX, INC.

                                 By: /s/ Peter K. Hansen
                                    --------------------------------------------
                                         Peter K. Hansen
                                         Chief Executive Officer and President

                                POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter K. Hansen, Chief Executive
Officer and President, and Richard A. Castillo, Chief Financial Officer, and
each of them individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration
Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                                Title                               Date

/s/ Peter K. Hansen                Chief Executive Officer, President              June 1, 2001
------------------------------     and Director (Principal Executive Officer)
Peter K. Hansen

/s/ Richard A. Castillo            Chief Financial Officer (Principal              June 1, 2001
------------------------------
Richard A. Castillo                Accounting Officer)

/s/ George O. Deehan               Director                                        June 1, 2001
------------------------------
George O. Deehan

/s/ William J. Lynch               Director                                        June 1, 2001
------------------------------
William J. Lynch

/s/ Carl E. Warden                 Director                                        June 1, 2001
------------------------------
Carl E. Warden

                                      II-5

                                  EXHIBIT INDEX

4.1         Composite Certificate of Incorporation of the Registrant.
            (Previously filed as Exhibit 3.1 to Registrant's Amendment No. 1 to
            Registration Statement on Form S-3 filed June 1, 2001, and incorporated herein by reference)
4.2         By-Laws of the Registrant. (Previously filed as Exhibit 3.2 to
            Registrant's Registration Statement on Form 10 filed March 5, 1993, and incorporated herein by reference)
4.3         Amended and Restated 1991 Incentive Stock Option Plan of the
            Registrant. (Previously filed as Exhibit 10.3 to the Registrant's
            Annual Report on Form 10-KSB for the year ended December 31, 1996, and incorporated herein by reference)
4.4         Amendment No. 1 to Amended and Restated 1991 Incentive and
            Nonqualified Stock Option Plan. (Previously files as Exhibit 10.4 to the Registrant's Annual Report on Form 10-K for the year ended
            December 31, 2000, and incorporated herein by reference)
4.5         Amendment No. 2 to Amended and Restated 1991 Incentive and
            Nonqualified Stock Option Plan. (Previously filed as Exhibit 10.5 to the Registrant's Annual Report on Form 10-K for the year ended
            December 31, 2000, and incorporated herein by reference)
5.1         Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP, counsel to the Registrant, as to the legality of the securities being registered. *
23.1        Consent of Deloitte & Touche LLP. *
23.2        Consent of Arthur Andersen LLP. *
23.3        Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP (contained in Exhibit 5.1). *
24.1        Power of Attorney (included on signature page to this Registration
            Statement).

--------------

*   Filed herewith.